News Release
Euronet Worldwide Headquarters 3500 College Boulevard Leawood, Kansas, 66211 USA 1-913-327-4200	Date: April 10, 2014

Euronet Amends and Expands Secured Credit Facility

LEAWOOD, Kansas — April 10, 2014 — Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global electronic payments provider and distributor, today announced the amendment and expansion of its secured credit facility with a syndicate of financial institutions. The new agreement increases the revolving portion from $400 million to $600 million, and the outstanding term loan balance from $66 million to $75 million.

The amended and expanded credit facility includes additional commitments from both new and existing lenders and will expire on April 9, 2019. The amended facility resets the accordion feature to $100 million, reduces pricing levels by 12.5 basis points across the board and removes the senior secured leverage ratio financial covenant from the agreement, in addition to other changes.

“We are pleased with the support from our banking partners. The additional commitments from most existing lenders and the two new lenders who joined the group reflect the strength of our recent financial performance,” stated Rick Weller, Executive Vice President and Chief Financial Officer of Euronet Worldwide, Inc. “The extended maturity will provide us with long-term working capital flexibility, while the increased capacity will help support our strategic growth initiatives and ultimately return more value to our shareholders.”

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 18,311 ATMs, approximately 68,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 43 countries; card software solutions; a prepaid processing network of approximately 665,000 POS terminals at approximately 294,000 retailer locations in 35 countries; and a consumer-to-consumer money transfer network of approximately 216,000 locations serving 135 countries. With corporate headquarters in Leawood, Kansas, USA, and 52 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

For further information regarding this release, please contact:

Euronet Worldwide, Inc.
Stephanie Taylor
staylor@euronetworldwide.com

(913) 327-4200